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                                                               Sub-Item 77Q1(a)

                              AMENDMENT NO. 1 TO
                                    BYLAWS
        OF INVESCO VAN KAMPEN PENNSYLVANIA VALUE MUNICIPAL INCOME TRUST

                      Adopted effective December 3, 2012

The Bylaws of Invesco Van Kampen Pennsylvania Value Municipal Income Trust (the "Trust"), adopted effective May 15, 2012, (the "Bylaws"), are hereby amended as follows:

   1. Invesco Van Kampen Pennsylvania Value Municipal Income Trust is now named Invesco Pennsylvania Value Municipal Income Trust.

   2. All references to Invesco Van Kampen Pennsylvania Value Municipal Income Trust in the Bylaws are hereby deleted and replaced with Invesco Pennsylvania Value Municipal Income Trust.